EXHIBIT 15. LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION

To the Board of Directors and Stockholders
  of Flex Products, Inc.
Santa Rosa, California

We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim financial information of Flex Products, Inc. for the three-month and nine-month periods ended August 2, 1997 as indicated in our report dated August 15, 1997. Because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended July 31, 1998, is incorporated by reference in Registration Statements No. 33-41050, No. 33-26271, No. 33-12276, No. 33-48808, No. 33-65132, No. 33-60891 and
No. 333-13013 on Forms S-8, Registration Statement No. 33-61177 and
No. 33-65319 on Form S-3.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

KPMG Peat Marwick LLP
San Francisco, California

September 14, 1998